Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL FINANCIAL CORP. ELECTS THOM WEISEL AND THREE INDEPENDENT MEMBERS TO ITS BOARD OF DIRECTORS

ST. LOUIS, August 9, 2010 - Stifel Financial Corp. (NYSE: SF), a full-service brokerage and investment banking firm, today announced the election of four new members to its Board of Directors effective August 3, 2010.

In connection with the merger between Stifel and Thomas Weisel Partners Group, Inc. ("TWPG"), Thomas W. Weisel, the former Chairman and CEO of TWPG, was elected Co-Chairman of the Stifel Board.  In addition, three of TWPG's former independent directors, Michael W. Brown, Robert E. Grady, and Alton F. Irby III, were also elected to join the Stifel Board.  With the addition of these new members, Stifel's total number of board members increases to 19, of which 11 are independent.

"We welcome Thom, Mike, Bob, and Alton, four industry-leading professionals in their respective fields, to our board.  Each individual's unique industry insight and background will be extremely valuable to our board as Stifel continues to chart its growth in a changing competitive and regulatory environment," stated Ronald J. Kruszewski, Co-Chairman, President, and CEO of Stifel Financial Corp.

Mr. Weisel served as Chairman and CEO of Thomas Weisel Partners Group, Inc., a firm he founded, from 1998 to June 2010.  Prior to founding Thomas Weisel Partners, from 1978 until September 1998, Mr. Weisel was Chairman and Chief Executive Officer of Montgomery Securities, an investment banking and financial services firm.  Mr. Weisel served as a Board Member of the Stanford Endowment from 2001 to 2009 and as an Advisory Board Member of Harvard Business School from 2007 to 2009.  Mr. Weisel served as a director on the NASDAQ Stock Market board of directors from 2002 to 2006.

Mr. Brown was an officer of Microsoft Corporation from December 1989 through July 1997, serving as Vice President and Chief Financial Officer from August 1994 to July 1997, and in various positions before that as Vice President - Finance and Treasurer.  Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions.  Mr. Brown is also a director of EMC Corporation (NYSE: EMC), VMware, Inc. (NYSE: VMW), and Administaff, Inc. (NYSE: ASF), in addition to several private companies.  Mr. Brown served as a director of TWPG from February 2007 to June 2010.  Mr. Brown is a past Chairman of the NASDAQ Stock Market board of directors and a past governor of the National Association of Securities Dealers.

Mr. Grady is currently a partner and managing director at Cheyenne Capital Fund, a private equity investment firm.  Prior to joining Cheyenne Capital Fund, from 2000 through 2009, Mr. Grady served as a partner at The Carlyle Group, one of the world's largest private equity firms, where he was Chairman and Managing Partner of Carlyle Venture Partners, the firm's U.S. venture and growth capital organization.  Mr. Grady joined Carlyle in 2000 as global head of Venture Capital and served as a Member of Carlyle's Management Committee. Mr. Grady served as Chairman of the National Venture Capital Association's Board of Directors from 2006 to 2007, having joined the board in 2002.  Prior to joining Carlyle, Mr. Grady was a Managing Director and member of the Management Committee at Robertson Stephens & Company, an emerging growth investment bank.  Mr. Grady previously served in the White House as Deputy Assistant to President George H.W. Bush and as Executive Associate Director of the Office of Management and Budget (OMB).  Mr. Grady also served for a decade on the faculty of the Stanford Graduate School of Business where he taught courses on environmental policy and regulation.  Mr. Grady is also a director of Maxim Integrated Products (NASDAQ: MXIM) and several privately-held companies.  He is currently Chairman of the New Jersey Council of Economic Advisors and a member of the New Jersey State Investment Council.  Mr. Grady served as a director of TWPG from September 2009 to June 2010, as a former Chairman and director of AuthenTec, Inc. (NASDAQ: AUTH), and as a former director of Blackboard, Inc. (NASDAQ: BBBB).

Mr. Irby is a founding partner of London Bay Capital LLC, a privately-held investment firm founded in May 2006, and was a founding partner of Tricorn Partners LLP, a privately-held investment bank from May 2003 to May 2006.  Prior to founding Tricorn Partners, Mr. Irby was Chairman and Chief Executive Officer of HawkPoint Partners, formerly known as National Westminster Global Corporate Advisory, and was a founding partner of Hambro Magan Irby Holdings.  He is the chairman of ContentFilm (AIM: CFL) and a director of McKesson Corporation (NYSE: MCK) and of one of McKesson Corporation's U.K. subsidiaries, in addition to several other privately-held firms.  Mr. Irby served as a director of TWPG from February 2008 to June 2010.  Throughout Mr. Irby's career, he has spent 25 years in investment banking in London.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities and financial services business through several wholly-owned subsidiaries. Stifel clients are primarily served in the U.S. through 310 offices in 43 states, and the District of Columbia through Stifel, Nicolaus & Company, Incorporated and Thomas Weisel Partners LLC, and in two Canadian provinces through Stifel Nicolaus Canada Inc. Clients in the United Kingdom and Europe are served through offices of Stifel Nicolaus Limited and Thomas Weisel Partners International Limited. Each of the broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, commercial and retail banking and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit our company's web site at www.stifel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:  the ability to successfully integrate acquired companies or the branch offices and financial advisors; a material adverse change in the financial condition; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel Financial Corp. with the Securities and Exchange Commission.  Forward-looking statements speak only as to the date they are made. Stifel Financial Corp. disclaims any intent or obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

#####

Investor Relations Contact:

Sarah Anderson

(415) 364-2500

investorrelations@stifel.com